EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of
New Motion, Inc.:

We consent to the incorporation by reference in Registration Statement No. 333-145933 on Form S-8 of New Motion, Inc. and subsidiaries of our report dated March 26, 2009, with respect to the consolidated balance sheet of New Motion, Inc. and subsidiaries as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity, comprehensive loss, and cash flows for the year then ended, which report appears in the December 31, 2008 Annual Report on Form 10-K of New Motion, Inc. and subsidiaries.

/s/ KPMG LLP

New York, New York

March 26, 2009